Exhibit 99.1

AMEX Assurance Company
IDS Property Casualty Insurance Company
108 Ameriprise Financial Center
Minneapolis, MN 55474

Contact:
Elizabeth Willoughby, Corporate
Communications
612.671.0945
Elizabeth.L.Willoughby@ampf.com

News Release

Ameriprise Auto & Home Insurance renews partnership with Costco Wholesale

GREEN BAY, WI. Jan. 13 --- Ameriprise Auto & Home Insurance and Costco Insurance Agency Inc., a wholly-owned subsidiary of Costco Wholesale Corporation, have renewed their current partnership for an additional five years. With this agreement, Ameriprise Auto & Home will continue to be Costco’s exclusive source of auto and homeowners insurance for offers made directly to Costco members in participating states.

The opportunity to purchase insurance coverage from Ameriprise Auto & Home Insurance is available in 38 states and Washington D.C. This co-branded program is available to more than 17 million Costco member households.

“We are pleased to continue our successful relationship with Costco,”said Ken Ciak, President of Ameriprise Auto & Home Insurance. “Like Costco, we are committed to providing best-in-class products and services. We offer premium insurance products and solutions at very competitive prices.”

Ameriprise Auto & Home Insurance provides rates for various levels of standard and preferred risks. Costco members who meet applicable underwriting criteria could save as much as twenty percent on their auto insurance. As an added benefit, Costco members that have Executive Membership status can receive free roadside assistance for vehicles covered through this program.  Members can get a quote by calling 888.404.5365, or online by visiting www.costco.com/services/auto and home insurance.

Insurance provided by Ameriprise Auto & Home Insurance is underwritten by AMEX Assurance Company, or IDS Property Casualty Insurance Company, and both have received an “A” (Excellent) rating by A.M. Best, the leading independent rater of insurers in the country.

Ameriprise Auto & Home Insurance headquartered in De Pere (Green Bay), Wisconsin, with more than 950 employees, is a direct response affinity based property/casualty company selling and servicing automobile, homeowners and umbrella insurance.  Ameriprise Auto & Home Insurance currently insures more than 450,000 policyholders.

Costco offers a wide array of top-quality, brand-name merchandise and convenient services for businesses and consumers.  Costco currently operates 741 warehouses, including 346 in the United States and

Puerto Rico, 66 in Canada, 28 in Mexico, 17 in the United Kingdom, five in Korea, four in Taiwan, and five in Japan.  Costco also operates Costco Online, an electronic commerce web site, at www.costco.com .

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About Ameriprise Financial Inc.

Ameriprise Auto & Home is a part of Ameriprise Financial. Ameriprise Financial is one of the nation’s leading financial planning, asset management and insurance holding companies. Through its nationwide network of more than 10,000 financial advisors, Ameriprise Financial delivers solutions to clients through a comprehensive and personalized financial planning approach built on a long-term relationship with a knowledgeable advisor. The company specializes in meeting the retirement-related financial needs of the mass affluent. For more information, visit www.ameriprise.com .